EXHIBIT 23.01

February 8, 2005

Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three and nine-month periods ended December 31, 2004 and 2003, as indicated in our report dated February 8, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 is incorporated by reference in Registration Statement Nos. 333- 46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333- 75526, 333-101327, 333-103189, 333-110430, 333-119387, 333-120056 and 333-121302 on Form S-8 and Nos. 333-41646, 333-46200, 333-46770, 333-55530, 333- 56230, 333-60968, 333-68238, 333-70492, 333-89944, 333-109542, 333-114970, 333-118499, 333-120291 and 333-121814 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Jose, California